Manchester, Inc. to Acquire Capitol Car Credit and Thrifty Car Sales of Austin and Georgetown, Texas

DALLAS, May 29 -- Manchester Inc. (OTC Bulletin Board: MNCS.OB) announced today the execution of a Letter of Intent with Austin-based, Texas Buy-Here/Pay-Here used car dealer William G. Mokry, to acquire two entities: (i) Quick Car Credit Inc. d/b/a Capitol Car Credit, and d/b/a Thrifty Car Sales Inc. and (ii) the related finance company, Texas Auto Credit Solutions Corporation. Manchester intends to acquire these two companies from Mr. Mokry and his family and from Mr. Robert V. Neuhoff of Dallas, Texas, TX. The completion of the acquisition is subject to the final due diligence by Manchester and approval of purchase agreements. The Company expects this transaction to close in the next 30 to 60 days.

Capitol Car Credit presently operates four retail facilities throughout the metro Austin area, three of which are strategically located on Interstate 35, the main freeway through the Central Texas North/South corridor.

Following initial discussions with Manchester, Mr. Mokry began to reposition Credit's retail lots operated by Capitol Car Credit and to acquire 'mega' locations to complement the Company's newest facility, located in the Round Rock/Georgetown suburbs of Austin. These locations are situated near Dell Computer's headquarters and an expanding list of impressive companies and medical clinics are located in this area.

Rick Stanley, Manchester's Chief Executive Officer, commented, 'We are very pleased to announce this transaction. Capitol Car Credit will become one of the cornerstone dealerships in our plan to acquire established dealerships in the rapidly growing Central Texas market. Central Texas is projected to surpass the San Antonio metro area in total population within the next 10 years.'

Mr. Mokry and his sons founded Capitol Car Credit in 1997. Mr. Mokry has over thirty (30) years of new and used car retail, service and finance experience, including serving as General Manager and President of Arrow Motor Sales, which operated Mazda, Chrysler/Plymouth, Jeep Subaru dealerships and as General Manager of Waldon Automotive Group's Buick/Nissan, Southview Chevrolet-Jeep/Eagle and Apple Valley Chrysler/Plymouth-Isuzu dealerships. Mr. Mokry also serves as a key member of the Thrifty Car Sales Executive Committee representing over fifty (50) Thrifty Franchisees nationally.

About Manchester Inc.

Manchester, headquartered in Dallas, Texas, is seeking to create the preeminent company in the Buy-Here/Pay-Here auto business. Manchester intends to sell acquired and newly generated receivable portfolios through a securitization process. Buy-Here/Pay-Here dealerships sell and finance used cars to individuals with limited credit histories or past credit problems, generally financing sales contacts ranging from 24-48 months. On October 4, 2006, Manchester acquired Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Nice Cars, Inc., headquartered in Ft. Olgethorpe, Georgia, operates six automotive sales lots that focus exclusively on the Buy-Here/Pay-Here segment of the used car market.

On December 29, 2006 Manchester acquired F.S. English, Inc. (now operating as Freedom Auto Sales) and GNAC, Inc. (now operating as Freedom Auto Acceptance), headquartered in Indianapolis, Indiana. Freedom Auto Sales operates three automotive sales lots that focus exclusively on the Buy-Here/Pay-Here segment of the used car market.

This press release contains 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective matters described in the press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester's SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in the Manchester's SEC filings.

SOURCE Manchester, Inc.

Source: PR Newswire (May 29, 2007 - 9:15 AM EDT)

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